EXHIBIT (99)(a)

NEWS RELEASE              May 24, 2005

Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice Pres. and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

DIRECTOR OF PEOPLES BANCORP OF NC RESIGNS

Peoples Bancorp of North Carolina, Inc., the holding company for Peoples Bank, today announced the resignation of Charles F. Murray as a director of the company and bank effective May 23, 2005. In his letter of resignation submitted to the company, Murray stated that he was resigning for personal reasons.

The announcement of Murray's resignation was made by Robert C. Abernethy, Chairman of the board of directors. Tony W. Wolfe, Peoples Bank's President, stated that "the board values Charles’ contributions to the bank, and we wish him well."

Peoples Bank operates 15 traditional financial offices throughout Catawba, Lincoln, and Alexander Counties, and two offices in Charlotte, NC designed to serve the Latino community in that area. The Company's common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol "PEBK." Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.

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